News from

Buckeye
Contacts:                      Steve Dean, Executive Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509

Website:  www.bkitech.com

BUCKEYE ANNOUNCES EXECUTIVE RESTRUCTURING AND PROMOTIONS

MEMPHIS, TN July 26, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it will restructure its executive management team in support of its previously announced decisions to close or sell several underperforming or non-core assets and in conjunction with the departure of its chief operating officer, which was announced separately.

The Company’s Board of Directors has approved the following promotions effective July 24, 2012.  Mr. Steven G. Dean, Senior Vice President and Chief Financial Officer has been promoted to Executive Vice President, Chief Financial Officer.  Mr. Douglas L. Dowdell, Senior Vice President, Specialty Fibers has been promoted to Executive Vice President, Specialty Fibers.  Mr. Terrence M. Reed, Vice President, Human Resources has been promoted to Senior Vice President, Human Resources.

Mr. Dean joined Buckeye in 1999, and since that time he has held positions of increasing responsibility in the area of finance and accounting.  He has served as the Company’s Chief Financial Officer since 2006.  In connection with his promotion, Mr. Dean will assume increased responsibilities in the area of information technology.

Mr. Dowdell joined Buckeye in 1988 and has played leadership roles in the Company’s Nonwovens division and in the Specialty Fibers division.  He has led the Specialty Fibers division since 2006 and will assume increased operational responsibilities.

Mr. Reed joined Buckeye in 1995 and has held key leadership positions in Manufacturing and Human Resources.  He has served as Vice President, Human Resources since 2006 and will assume increased responsibilities in the area of human resource development.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.